EXHIBIT 99.1
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CONTACTS:       Tabitha Zane                            George Sard/Andrew Cole
                SpectraSite                             Citigate Sard Verbinnen
                919-466-5492                            212-687-8080
                tabitha.zane@spectrasite.com            gsard@sardverb.com
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                                                        acole@sardverb.com
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              SPECTRASITE ANNOUNCES AMENDMENT TO DEBT TENDER OFFERS

                Minimum Tender Condition Reduced to $150 Million


CARY, NC, JUNE 12, 2002 - SpectraSite Holdings, Inc. (NASDAQ: SITE), today announced it has amended its offers to purchase a portion of its outstanding 10.75% Senior Notes due 2010, 12.50% Senior Notes due 2010, 12.00% Senior Discount Notes due 2008, 11.25% Senior Discount Notes due 2009 and 12.875% Senior Discount Notes due 2010 (collectively, the "Notes").

The offers have been amended to reduce the minimum tender condition to now require that the Company receive valid and unwithdrawn tenders for Notes with an aggregate purchase price of at least $150 million.

The other conditions of the tender offers and the price ranges of the "Modified Dutch Auctions" remain unchanged.

The conditions to the funding of the new Term Notes by Welsh, Carson, Anderson & Stowe ("WCAS") also remain unchanged, including the condition that the Company completes purchases of Notes with an aggregate purchase price of at least $300 million. WCAS continues to reserve the right to amend or waive this condition or any of its other conditions to the funding of the new Term Notes. WCAS also continues to reserve the right to fund the full $350 million of its commitment.

If the amount funded by WCAS exceeds the total amount used to repurchase Notes in the tender offers (plus $10 million that will be used to refinance indebtedness under the Company's existing credit facility), the Company will use the excess cash proceeds for general corporate purposes, which may include purchasing Notes in the open market. The Company expressly reserves the absolute right, in its sole discretion, from time to time to purchase any Notes that may remain outstanding through open market or privately negotiated transactions, one or more additional tender or exchange offers, or otherwise upon such terms and at such prices as the Company may determine, with such excess proceeds or other available funds. The prices the Company pays in such subsequent purchases may be higher or lower than those in the tender offers.

The tender offers have been extended and will expire at 5:00 p.m. New York City time on June 19, 2002. No securities have been deposited to date.


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FURTHER INFORMATION

Goldman, Sachs & Co is acting as Dealer Manager in connection with the tender offers. D.F. King is the information agent and the Bank of New York is acting as the depositary in connection with the debt tender offers. Copies of the Offers to Purchase, Letter of Transmittal and related documents may be obtained from the information agent at 1-800-431-9633 (bank and brokers call collect at 1-212-269-5550). Additional information concerning the terms of the debt tender offers may be obtained by contacting the Dealer Manager at 1-800-828-3182.

The terms and conditions of each debt tender offer are set forth in SpectraSite's Offers to Purchase and Letter of Transmittal relating to the debt tender offers, as supplemented. Subject to applicable law, SpectraSite may, in its sole discretion, waive any condition applicable to any debt tender offer or extend or terminate or otherwise amend any offer. No debt tender offer is conditioned on the consummation of any other debt tender offer. This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities. Each offer may only be made pursuant to the terms of the Offers to Purchase relating to the debt tender offers and related Letter of Transmittal, in each case, as supplemented.

ABOUT SPECTRASITE COMMUNICATIONS, INC.

SpectraSite Communications, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. The Company also is a leading provider of outsourced services to the wireless communications and broadcast industries in the United States and Canada. At March 31, 2002, SpectraSite owned or managed approximately 20,000 sites, including 8,015 towers primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers and broadcasters, including AT&T Wireless, ABC Television, Cingular, Nextel, Paxson Communications, Sprint PCS, Verizon Wireless and Voicestream.

SAFE HARBOR

THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY MAY CONTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING SPECTRASITE'S FUTURE EXPECTATIONS, FINANCIAL AND OPERATING PROJECTIONS, PLANS AND STRATEGIES, IN PARTICULAR REGARDING THE FUNDING OF THE NEW TERM NOTES, THE CONSUMMATION OF THE DEBT TENDER OFFERS, THE IMPACT OF THESE AND RELATED TRANSACTIONS ON THE COMPANY AND ON THE COMPANY'S EXPECTED REVENUE, EBITDA, CAPITAL EXPENDITURES AND CASH AND NON-CASH CHARGES. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. THE COMPANY WISHES TO CAUTION READERS THAT CERTAIN FACTORS MAY IMPACT THE COMPANY'S ACTUAL RESULTS AND COULD CAUSE RESULTS FOR SUBSEQUENT PERIODS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE BY OR ON BEHALF OF THE COMPANY. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO (I) THE CLOSING CONDITIONS FOR EACH OF THE TRANSACTIONS DESCRIBED IN THIS RELEASE AND THE COMPANY'S RIGHT TO TERMINATE, MODIFY OR AMEND ANY DEBT TENDER OFFER, (II) MARKET CONDITIONS AND THEIR IMPACT ON THE DEBT TENDER OFFERS, (III) SPECTRASITE'S SUBSTANTIAL CAPITAL REQUIREMENTS AND LEVERAGE, EVEN AFTER THE CONSUMMATION OF THE TRANSACTIONS DESCRIBED IN THIS RELEASE, (IV) THE COMPANY'S DEPENDENCE ON DEMAND FOR WIRELESS COMMUNICATIONS AND RELATED INFRASTRUCTURE, (V) COMPETITION IN THE COMMUNICATIONS TOWER INDUSTRY, INCLUDING THE IMPACT OF TECHNOLOGICAL DEVELOPMENTS AND (VI) FUTURE REGULATORY ACTIONS AND CONDITIONS IN ITS OPERATING AREAS. THESE AND OTHER IMPORTANT FACTORS ARE DESCRIBED IN MORE DETAIL IN ITEM 1A "RISK FACTORS" OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 AND IN THE COMPANY'S OTHER SEC FILINGS AND PUBLIC ANNOUNCEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENTLY OCCURRING EVENTS OR CIRCUMSTANCES.


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